UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):                August 23, 2007
InfraSource Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32164	03-0523754

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Sixth Street, Suite 300 Media, Pennsylvania	19063

(Address of principal executive offices)	(Zip Code)
(610) 480-8000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
     On August 27, 2007, David Helwig, the Chief Executive Officer, President and Chairman of the Board of InfraSource Services, Inc. (the “Company”), entered into stock trading plans with UBS Financial Services Inc., as broker, intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (each individually, a “Plan” and collectively, the “Plans”). The shares covered by one Plan include shares held directly by Mr. Helwig and the other substantially similar Plan covers shares held by DRHCLH Partnership, L.P., of which Mr. Helwig is the managing partner. Under the terms of the Plans, Mr. Helwig will sell up to 185,722 shares of Company common stock, which, upon completion of the proposed acquisition of the Company by Quanta Services, Inc. (“Quanta”), will convert into approximately 227,137 shares of common stock of Quanta. The first trade date under each Plan will be no earlier than two weeks after consummation of the acquisition of the Company by Quanta. Shares will be sold under the Plans at or above specified market prices during specified time periods. Unless earlier terminated in accordance with its terms, each Plan will remain effective until the first anniversary of the first trade made pursuant to such Plan. Mr. Helwig will become a member of Quanta’s Board of Directors following the completion of the proposed acquisition. Transactions under the Plans will be disclosed publicly through appropriate filings with the Securities and Exchange Commission.
     As previously announced in a Current Report on Form 8-K filed by InfraSource on June 11, 2007, on June 8, 2007, Mr. Helwig had entered into a stock trading plan with Lehman Brothers Inc., as broker, intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, that covered up to 164,073 shares of the Company’s common stock, which, upon completion of the proposed acquisition by Quanta would have converted into approximately 200,661 shares of the common stock of Quanta. The shares covered by such prior plan were held directly by Mr. Helwig or by DRHCLH Partnership, L.P. No sales were effected under such stock trading plan, as it had not been designed to authorize sale transactions until after the closing of the acquisition of the Company by Quanta. Mr. Helwig terminated that prior stock trading plan on August 23, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFRASOURCE SERVICES, INC. (Registrant)
	By:	/s/ Deborah C. Lofton
Date: August 28, 2007		Name:	Deborah C. Lofton
		Title:	Senior Vice President, General Counsel and Secretary

3